                                                                      Exhibit 24

                              AUTHORIZATION LETTER

June 1, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Attn: Filing Desk

To Whom It May Concern:

By means of this letter I authorize Tina S. Nova, Ph.D., Douglas A. Schuling and
Christian V. Kuhlen, M.D., Esq., or each of them individually, to sign on my behalf all forms required under Section 16(a) of the Securities Exchange Act of
1934, as amended, relating to transactions involving the stock or derivative securities of Genoptix, Inc. Each of these individuals is accordingly authorized to sign any Form 3, Form 4, Form 5 or amendment thereto which I am required to file with the same effect as if I had signed them myself.

This authorization shall remain in effect until revoked in writing by me.

Yours truly,

    /s/ Geoffrey M. Parker
------------------------------------
Geoffrey M. Parker